Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 12, 2024, relating to the consolidated financial statements of Innventure LLC (the “Company”) appearing in the registration statement on Form S-1 filed on November 4, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, P.C.
Raleigh, NC
December 9, 2024